CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 10 to the Registration Statement No. 333-142461 on Form N-3 of our report dated April 20, 2015 relating to the financial statements and financial highlights of Separate Account Nos. 10, 4 and 3 and each of the portfolios of Separate Account No. 66 of AXA Equitable Life Insurance Company, and of our report dated March 10, 2015 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears on such Registration Statement. We also consent to the reference to us under the headings “Condensed financial information” and “Custodian and independent registered public accounting firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2015